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                                                                   Exhibit 10.17

                         EXECUTIVE EMPLOYMENT AGREEMENT


                  THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of January 1, 1998, by and between David Keefe, of 35 Stevens Lane, Cohasset, Massachusetts 02025 ("Employee"), and Poland Communications, Inc., a New York corporation ("PCI" or the "Company").

                                   WITNESSETH:

                  WHEREAS, Employee desires to serve as Chief Executive Officer of the Company, and the Company desires to employ Employee as Chief Executive Officer, and Employee and the Company desire to embody in this Agreement the terms and conditions under which Employee shall be employed;

                  NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company, intending to be legally bound hereby, AGREE AS FOLLOWS:

                  1. DEFINITIONS

                  For the purposes of this agreement, the following definitions shall apply:

                  a. "Affiliate" of the Company shall mean any other Person controlling, controlled by, or under common control with the Company.

                  b. "Associated Company" of the Company shall mean any Affiliate of the Company or any Subsidiary.

                  c. "Business" means: (i) providing cable television services anywhere in Poland; (ii) providing television programming in any city in Poland where the Company or any Associated Company provides such programming; (iii) providing local-loop telephony in any city in Poland where the Company or any Associated Company provides such telephony; and (iv) providing direct to home service anywhere in Poland.

                  d. The "Company" shall mean Poland Communications, Inc., a New York corporation.

                  e. "Dollars" and "$" each mean the lawful currency of the United States of America.

                  f. "Effective Date" shall mean the date first above written.

                  g. "Employee" shall mean David Keefe.


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                  h. "Person" shall mean a natural person, a juridical person of any kind, a general or limited partnership, a corporation, a limited liability company or partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a governmental entity or any department, agency or political subdivision thereof.

                  i. "Subsidiary" shall mean each Person, in which the Company, at the time as of which such determination is being made, owns, directly or indirectly, any of the outstanding voting securities.

                  j. "@Entertainment" shall mean @Entertainment, Inc., a Delaware corporation, which is the parent company of Poland Communications, Inc.

2. EMPLOYMENT, DUTIES AND RESPONSIBILITIES

                  a. Performance of Job Duties. Employee shall be the Chief Executive Officer of the Company, and shall perform the services and duties customary for that position, all subject to the general supervision of the Board of Directors of the Company. Employee shall also perform such services and duties with respect to Associated Companies as may be assigned to him by the Company's Board of Directors, so long as such services and duties are consistent with his position as a senior executive officer of the Company. Among other things, Employee shall have general supervision over all of the operations of the Company and its Subsidiaries operating in Poland, and the General Managers of such Subsidiaries shall report to Employee. Employee shall devote all of his skill, time, attention, and best efforts to furthering the Company's businesses, affairs, interests and welfare.

                  b. Appointment to Management Board or Supervisory Board. The parties contemplate that Employee will be appointed to the Management Board or Supervisory Board of one or more Associated Companies operating in Poland. The compensation arrangements in connection with such appointment(s) shall be the subject of a separate agreement between Employee and each such Associated Company.

                  c. Compliance with Laws. Employee agrees to comply with all federal, state, local, and foreign laws, and to comply with all of the Company's and @Entertainment's rules, regulations, and policies in force during his employment, as well as with all the rules, regulations and policies prescribed for all Associated Companies for whom or with respect to the business of which he performs services during the term of this Agreement.

                  d. Location. Employee's office and principal place of employment shall be in Warsaw, Poland, but Employee's personal residence shall be in Budapest, and he shall travel to the United States, the United Kingdom, the Netherlands or such other location(s) as necessary to fulfill his duties as described in Section 2(a). Employee's status in the Company, while based outside the United States, will be that of a U.S. employee assigned to a non-U.S. post.



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3. TERM OF AGREEMENT

                  This Agreement shall go into effect as of the Effective Date, and shall continue until the second anniversary of the Effective Date unless terminated earlier as provided in Section 8.

4. COMPENSATION

                  As compensation and consideration for the performance by Employee of his obligations under this Agreement, Employee shall be entitled to the following:

                  a. Base Salary. During the term of this Agreement, the Company shall pay to Employee a base annual salary (the "Base Salary") totaling Eighteen Thousand Three Hundred Thirty-Four Dollars (U.S. $18,334) per month, less any compensation paid to Employee pursuant to any separate agreement entered into as contemplated by Section 2(b) above. This Base Salary may be increased by the Company in its sole discretion. The Base Salary shall be paid in installments payable every second week.

                  b. Payment of Bonuses During First Year. The Company shall pay Employee a signing bonus of Two Hundred Thousand Dollars (U.S.$200,000) upon the execution of this Agreement by both parties. In addition, Employee shall be paid a guaranteed bonus of One Hundred Thousand Dollars (U.S.$100,000) within thirty
(30) days of the first anniversary of the Effective Date.

                  c. Eligibility for Subsequent Bonus. Employee shall be eligible for a discretionary performance bonus of up to One Hundred Ten Thousand Dollars (U.S. $110,000) reflecting the value of his services during the second year of his employment hereunder. The performance criteria (which shall relate to, among other things, cashflow and subscriber count), amounts, if any, and payment dates for such bonus shall be determined by the Board of Directors of the Company in its sole discretion.

                  d. Adjustments to Reflect Foreign Taxes. If Employee (i) becomes liable for employment-related taxes and/or social contributions arising out of employment compensation hereunder in Poland or any other country in addition to the United States, and (ii) should his combined income taxes, employment related taxes and/or social contributions arising out of employment compensation legally owed to the United States, Poland or any other country exceed the amount of such taxes and social contributions which would have been due if he had served exclusively in the United States, then the Company will hold Employee harmless for any such tax and/or social contribution payments made in excess of the amount of such taxes and social contributions which would have been due if he had served exclusively in the United States. Employee shall cooperate fully with the Company, within the bounds of applicable laws, in an attempt to minimize the burden placed on the Company by this Section 4(d).

         e. Allowances. During the term of this Agreement, Company shall provide Employee with Five Thousand Dollars (U.S.$5,000) per month which is to serve as an allowance for additional


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housing and cost of living expenses in Warsaw. The Company shall be responsible for applicable income taxes, if any, levied on such amount.

                  f. Expenses. The Company shall reimburse Employee for reasonable out-of-pocket expenses (excluding housing and cost of living expenses, but including reasonable expenses of Employee commuting between Budapest and Warsaw) incurred by Employee in connection with the business of the Company and in performance of his duties under this Agreement, upon his presentation to the Company of an itemized accounting of such expenses with reasonable supporting data, subject, however, to the policies of the Company and @ Entertainment relating to business-related expenses as in effect from time to time.

                  g. Additional Employee Benefits and Perquisites. In addition to the foregoing, Employee shall receive the following benefits and perquisites:

                  (1) Benefits. During the term of this Agreement, Employee shall be eligible to participate in such benefit programs as are made available from time to time to senior executives of the Company. If Employee chooses, in lieu of the Company's health insurance program, to continue utilizing the health insurance program of his former employer, the Company shall reimburse him for the premiums on such package, up to a maximum amount of One Thousand Dollars (U.S. $1,000) per calendar month.

                  (2) Vacation. Employee shall be entitled to twenty (20) days of paid vacation during each calendar year. Employee shall also be entitled to all paid holidays given by the Company to its executives.

                  (3) Moving Expenses. If Employee and the Company agree that Employee should move his personal residence to Warsaw, the Company shall reimburse Employee for the reasonable expenses of moving Employee, his immediate family and their personal belongings, up to a maximum of Twenty Thousand Dollars (U.S. $20,000).

                  (4) Tuition. The Company shall reimburse Employee for the high school tuition in Budapest or Warsaw for his daughter, up to a maximum amount of $15,000 per calendar year.

                  (5) Automobile. The Company shall provide Employee with a Ford Scorpio or substantial equivalent, plus a driver, for his use while in Warsaw.

                  (6) Tax Assistance. The Company shall reimburse Employee for tax planning and preparation services provided to him by a Big Five accounting firm, up to a maximum amount of Eight Thousand Dollars (U.S. $8,000) per calendar year.


                  (7) Repatriation upon Termination. If Employee is terminated by the Company pursuant to Section 8 hereof, the Company shall reimburse Employee for the reasonable costs of moving Employee, his immediate family and their personal belongings to


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the northeastern United States, up to a maximum amount of Twenty Thousand
Dollars (U.S. $20,000).



                  h. Deduction and Withholding; Place of Payment. All compensation and other benefits to or on behalf of Employee pursuant to this Agreement shall be subject to such deductions and withholding as may be agreed to by Employee or required by applicable law. All cash compensation payable to Employee hereunder shall be paid at such bank or other place within or without the United States and/or Poland, as Employee may direct, subject to applicable laws.

                  i. Stock Options. The Company shall cause @ Entertainment to grant to Employee a non-transferable option to purchase Two Hundred Fifty Thousand (250,000) shares of @Entertainment's common stock, $0.01 par value per share, upon the terms and conditions of a stock option agreement in the form of Exhibit A, at a price of Twelve Dollars (U.S. $12.00) per share.

5. CONFIDENTIALITY

                  a. Confidentiality. Employee acknowledges that during the course of his employment with the Company he will, from time to time, be invested with confidential information (including without limitation) trade secrets relating to, inter alia, the business practices, technology, products, business plans, marketing, financial information and plans, and research activities of the Company, Associated Companies, and customers and suppliers of the foregoing. Employee hereby agrees to keep all such information confidential, regardless whether documents containing such information are marked as confidential, if he has been told, or should reasonably know or expect, that such information is confidential. Employee also agrees that he will not, except as required in the conduct of Company business, or as authorized in writing by the Company, publish, disclose or make use of any such information or knowledge unless and until such information or knowledge shall have ceased to be secret or confidential without his fault.

                  b. Exclusive Property. Employee confirms that all confidential information is the exclusive property of the Company. All business records, papers and other documents kept or made by Employee relating to the business of the Company or an Associated Company shall be and remain the property of the Company or the Associated Company. Upon the termination of his employment with the Company or upon the request of the Company at any time, Employee shall promptly deliver to the Company, and shall retain no copies of, any written materials, records and documents made by Employee or coming into his possession concerning the business or affairs of the Company or an Associated Company other than personal notes or correspondence of Employee not containing proprietary information relating to such business or affairs.

                  c. Inventions, Rights to Improvements. Employee hereby sells, transfers and assigns to the Company any right, title and interest in any and all inventions, improvements, discoveries, and ideas (whether or not patentable or copyrightable) (collectively the "Inventions") which Employee may make or conceive while acting in his capacity as an employee of the Company during the term


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of this Agreement, and which relate to or are applicable to any phase of the
Company's and the Associated Companies' businesses. Employee hereby agrees to communicate promptly and disclose to the Company all information, details and data pertaining to the aforementioned Inventions and to execute any documents and do any act reasonably necessary to perform Employee's duties under this
Section 5(c). Employee also affirms that if any such Inventions shall be deemed confidential by the Company, he will not disclose any such Inventions without prior written authorization from a majority of the members of the Company's Board of Directors.

                  d. Survival of Section. The provisions of this Section 5 shall survive the termination of this Agreement for any reason whatsoever.

6. EXCLUSIVITY / NON-COMPETITION

                  a. Exclusivity/No Competing Employment. For the term of this Agreement and a period of one (1) year following the date Employee is no longer employed by the Company or any Associated Company (the "Restricted Period"), Employee shall not directly or indirectly compete with the Company or any Associated Company, and he shall not directly or indirectly own an interest in, manage, operate, join, control, perform services for, lend money to, render financial or other assistance to, participate in, or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that at such time is engaged in the Business.

                  b. No Interference. During the Restricted Period, Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization or entity, intentionally solicit, endeavor to entice away from the Company or an Associated Company, or otherwise interfere with the relationship of the Company or an Associated Company with any person who is employed by the Company or an Associated Company, or any person or entity who is, or was within the twelve-month period immediately preceding, a customer, supplier or client of the Company or an Associated Company.

                  c. Stock Ownership. Nothing in this Agreement shall prohibit Employee from acquiring or holding any securities of any company listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc., provided that at any time during the Restricted Period Employee and members of his immediate family do not own more than five percent (5 %) of any voting securities of any company engaged in the Business.

                  d. Scope. The prohibitions in Sections 6(a) and 6(b) shall apply to Poland and any other place where the Company or any Subsidiary is doing Business on the first day of the Restricted Period. Said prohibitions shall also apply with respect to any Person (or any subsidiary thereof) located within or without the United States that is doing Business, directly or indirectly, in Poland

                  e. Survival of Section. The provisions of this Section 6 shall survive the termination of this Agreement for any reason whatsoever.



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7. REMEDIES

                  a. Arbitration. The Parties agree, expressly renouncing any other forum for the resolution of disputes, that except as provided in Section 7(b), any disputes arising out of, relating to, or arising in connection with this Agreement or arising out of, relating to, or arising in connection with Employee's employment, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (except insofar as those rules are modified by the terms of this Section 7). The arbitration will be held in Hartford, Connecticut, USA; and it shall be held as promptly as possible at such time as the arbitration tribunal may determine. The arbitration will be held in the English language. The arbitrator(s) shall state the reasons upon which the award is based. Judgment upon the arbitration award may be entered in any court of competent jurisdiction (including without limitation the courts of the United States, any country where the Company or any Associated Company is engaged in business, and the respective political subdivisions of each of the foregoing), or application may be made to any such court for a judicial acceptance of the award and an order of enforcement, as the case may be. If any Party employs an attorney or commences legal or arbitral proceedings to enforce the provisions of this Agreement, the prevailing Party shall be entitled (unless the relevant tribunal decides otherwise) to recover from the other, reasonable costs incurred in connection with such enforcement, including but not limited to, attorney's fees and costs of investigation and litigation/arbitration. Except as otherwise specifically provided in this
Section 7, no Party shall institute any action or proceeding against any other Party in any court with respect to any dispute which is or could be the subject of a claim or proceeding pursuant to this Section 7.

                  b. Equitable Remedies. Employee hereby acknowledges that breaches of Sections 5 or 6 of this Agreement may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such breaches, and that in the event of such a breach or threat thereof the Company shall be entitled (notwithstanding the provisions of Section 7(a)) to seek and obtain a temporary restraining order, a preliminary injunction, a permanent injunction or other equitable relief restraining Employee from engaging in activities prohibited by this Agreement. Employee further acknowledges that in the event of such a breach or threat thereof the Company shall be entitled to obtain such other or further relief as may be required to specifically enforce any of the covenants of this Agreement. Employee hereby agrees and consents that such injunctive or other relief may be sought in any court of competent jurisdiction, including, without limitation, any court in the nation, state and/or political subdivision thereof in which such violation may occur, at the election of the Company. Employee agrees to and hereby does submit to in personam jurisdiction before each and every such court for that purpose.

                  c. Suspension of Payments. Should an alleged breach by Employee of Sections 5 or 6 of this Agreement occur, the Company shall not be entitled to suspend any payments otherwise due to Employee during litigation of any action it may bring against Employee for injunctive and/or monetary relief.


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                  d. Remedies not Exclusive. The remedies of this Section shall be cumulative and not exclusive, and shall be in addition to any other remedy which the Company may have.

                  e. Survival of Remedies. This Section 7 shall survive the termination of this Agreement for any reason whatsoever.

8. TERMINATION OF EMPLOYMENT

                  This Agreement and Employee's employment hereunder may be terminated without any breach of this Agreement under the following conditions:

                  a. Termination by Employee. Employee may terminate this Agreement, with or without cause, by sending written notice thereof at least three (3) months in advance of the date of his proposed termination.

                  b. Termination by the Company for Cause. The Company may terminate the Agreement and Employee's employment for Cause prior to the expiration of this Agreement as provided in this Section 8(b). If the Cause is susceptible of remedy by Employee, then the Company shall first deliver to Employee written notice of such Cause; and if Employee has not remedied the Cause within thirty (30) days after receipt of that notice, the Company may terminate this agreement forthwith thereafter by written notice effective immediately. If the Cause is not susceptible of remedy by Employee, then the Company may terminate this agreement forthwith by written notice effective immediately. For purposes of this Section 8(b) "Cause" shall mean (1) dishonesty or fraud resulting in damage to the business of the Company or any of its Associated Companies; (2) embezzlement or theft of assets of the Company or any of its Associated Companies; (3) competing with the Company or aiding a competitor of the Company or any of its Associated Companies to the detriment of the Company or any of its Associated Companies; (4) a substantial breach of this Agreement; (5) conduct of an illegal or criminal nature under the laws of the United States, the United Kingdom, Poland, or any political subdivision thereof (except for minor traffic offenses and other minor offenses which do not indicate moral turpitude), or (6) a substantial violation of any applicable polices and procedures set forth in any policy manual as may be adopted by the Board of Directors of the Company or of @ Entertainment.

                  c. Termination by the Company without Cause. Notwithstanding the provisions of Section 8(b) above, the Company may terminate this Agreement and Employee's employment upon one (1) month's written notice without cause. In the event that this Agreement is terminated pursuant to this section 8(c), Employee shall be entitled to an additional two five (5) months' of Base Salary after the effective date of termination.

                  d. Later Employment With Successor in Interest of Company. Employee shall not be deemed to have been terminated under this Agreement if he is offered employment on substantially the same or better terms by any Associated Company; by any successor in interest or assign of the Company; or by any purchaser of substantially all of the Company's assets.



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                  e. Death. Notwithstanding anything to the contrary herein
contained, Employee's employment and this Agreement shall terminate upon his death or his inability due to disability to perform the essential functions of his position for a continuous period of ninety (90) days.

                  f. Delivery of Material. Employee agrees that upon the termination of this Agreement he will deliver to the Company all documents, papers, materials and other property of the Company relating to its affairs which may then be in his possession or under his control.

                  g. Accrual. If the Company or Employee terminates this Agreement, Employee shall not be entitled to any compensation or benefits after the effective date of his termination except as provided in section 8(c).

9. NOTICES

                  a. All notices required to be given under the terms of this Agreement or which any of the Parties may desire to give hereunder shall be in writing and delivered personally or sent by express delivery, by facsimile, or by registered or certified mail with proof of receipt, postage and expenses prepaid and with return receipt requested, addressed as follows:

         If to the Company:

         @ Entertainment, Inc.
         ul. Pawinskiego 5A
         Blok D
         02-106 Warsaw, Poland

         Facsimile:        (48-22) 668-7204
         Attention:        Przemyslaw Szmyt

         With a copy to:


         Marc R. Paul
         Baker & McKenzie
         815 Connecticut Avenue
         Washington, D.C. 20006
         U. S. A.
         Facsimile: (202) 452-7074

         If to Employee:

         David Keefe
         35 Stevens Lane
         Cohasset, Massachusetts  02025


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         U. S. A.

                  b. Notice given in accordance with this Section 9 shall be deemed to have been given when delivered personally, or when received if sent via express delivery, facsimile, or registered or certified mail, postage prepaid and return receipt requested.

                  c. Any party may change its address for notices by communicating its new address in writing to the other party.

10. MISCELLANEOUS

                  a. Agreement is Non-Assignable. This Agreement is a personal service contract and shall not be assignable by Employee or by the Company, except that the Company may assign this Agreement to an Associated Company or any Person that succeeds to the Company's rights and liabilities by merger, sale of assets as a going concern, or consolidation with the Company.

                  b. Binding Effect. All rights and obligations and agreements of the parties under this Agreement shall be binding upon and enforceable against, and inure to the benefit of the parties and their personal representatives, heirs, legatees and devises, and any Person succeeding by operation of law to their rights under this Agreement, except that such personal representatives, heirs, legatees, devises and other persons shall have no obligation to perform Employee's duties described in Section 2 hereof.

                  c. Further Assurances. Employee and the Company, as the case may be, shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the terms or conditions of this Agreement or as may be consistent with the intent and purpose of this Agreement.

                  d. Rights of Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement (except that any option which has vested in Employee as of the date of his death, as well as any accrued but unpaid compensation as of the date of his death, shall pass to his estate on death, subject to the limitations on exercise of the option contained in Exhibit A).

                  e. Effect of Waiver. A waiver of, or failure to exercise, any rights provided for in this Agreement, in any respect, shall not be deemed a waiver of any further or future rights hereunder. Except for rights which must be exercised within a specified time period under this Agreement or Exhibit A, no rights herein shall be considered as waived, whether intentionally or not, unless waived in a writing signed by the party to be charged with the waiver.

                  f. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in that jurisdiction, without regard to the principles of conflicts of laws.


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                  g. Amendments. This Agreement may not be changed or amended orally, but only by an agreement in writing signed by all parties hereto.

                  h. Counterparts This Agreement may be executed in several counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument.

                  i. Severability. If a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, then:

                  (1) the remaining terms and provisions hereof shall be unimpaired, and

                  (2) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                  j. No Conflicts. Employee represents and warrants that he is not prevented by any other employment agreement, arrangement, contract, understanding, court order or otherwise, which in any way directly or indirectly conflicts, is inconsistent with, or restricts or prohibits him from fully performing the duties of the Employment, in accordance with the terms and conditions of this Agreement.

                  k. Entire Agreement. This Agreement supersedes all prior agreements, oral or written, between the parties hereto with respect to the employment of Employee by the Company. This Agreement contains the entire agreement of the parties with respect to the employment of Employee by the Company, and the parties shall not be bound by any terms, conditions, statements, covenants, representations or warranties, oral or written, not herein contained.

                  1. Employee Acknowledgment. EMPLOYEE REPRESENTS THAT HE HAS HAD AMPLE OPPORTUNITY TO REVIEW THIS AGREEMENT AND EMPLOYEE ACKNOWLEDGES THAT HE UNDERSTANDS THAT IT CONTAINS IMPORTANT CONDITIONS OF THE EMPLOYMENT AND THAT IT EXPLAINS POSSIBLE CONSEQUENCES, BOTH FINANCIAL AND LEGAL, IF EMPLOYEE BREACHES THE AGREEMENT.

                  IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement effective as of the date first above written.

                                 Poland Communications, Inc., a
                                 New York corporation

/s/David Keefe                       By: /s/Robert E. Fowler, III
-------------------------            ------------------------------
David Keefe                              Robert E. Fowler, III

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      David Keefe                       Robert E. Fowler, III
                                 Its:   Chairman of the Board



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